AMENDED AND RESTATED SMART BALANCE, INC.
CHANGE OF CONTROL AGREEMENT

This Amended and Restated Smart Balance, Inc. Change of Control Agreement (the “Agreement”) is made and entered into as of April 1, 2010 (the “Effective Date”) by and between Smart Balance, Inc., a Delaware corporation (the “Company”), and «Name» (“Employee”). This Amendment and Restatement is effective as of April 1, 2010.

Recitals

A.           The Employee is a key employee of the Company or a Company Entity;

B.           The Company believes that the threat or occurrence of, or negotiation or other event or action that could lead to, a Change of Control (as hereinafter defined) could result in the departure or distraction of key personnel to the detriment of the Company and its stockholders;

C.           The Board of Directors of the Company (“Board”) has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Employee and to ensure the Employee’s continued dedication and efforts, without undue distraction or concern, in the face of a potential Change of Control; and

D.           The Company and Executive are entering into this Agreement to provide certain incentives and protections to the Employee against the exigencies of a Change of Control.

Agreement

In consideration of the respective agreements of the parties contained herein, it is hereby agreed as follows:

1.           Term of Agreement.  This Agreement shall commence as of the Effective Date and shall continue in effect until the thirty-first (31st) day of December in the year in which the Effective Date occurred (the “Expiration Date”); provided, however, that commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, the term of this Agreement shall automatically be extended for one (1) year following such date unless the Company or the Employee shall have provided written notice to the other at least ninety (90) days prior to such date that the term of this Agreement shall not be so extended; and provided, further, that, notwithstanding the foregoing, in the event of the occurrence of a Change of Control during the term of this Agreement as extended, the term of this Agreement shall automatically be extended to cover, and the Agreement shall not expire during, the twenty-four (24) month period immediately following the occurrence of a Change of Control, but may expire on the first day following such twenty-four (24) month period if a notice not to extend the term of this Agreement is timely provided at least ninety (90) days prior to the Expiration Date or an anniversary thereof, as applicable, as set forth herein.

2.           Definitions.

(a)     Accrued Compensation.  “Accrued Compensation” means an amount which shall include all amounts earned, accrued, payable to or awarded through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary expenses incurred by the Employee on behalf of the Company during the period ending on the Termination Date, (c) accrued but unused vacation pay, and (d) bonuses, commissions and incentive compensation (other than the Target Bonus (as hereinafter defined)).  References to Accrued Compensation under this Agreement shall not obligate the Company or Company Entity to pay such amounts twice (e.g., under this Agreement and under another agreement or obligation) and such references are meant only to clarify obligations outside the scope of this Agreement and not to create additional rights hereunder.

(b)     Base Amount.  “Base Amount” means «Rate» times the greater of the Employee’s annual base salary (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the applicable Change of Control, and shall include all amounts of base salary that are deferred under the employee benefit plans of the Company or any other agreement or arrangement.

(c)     Bonus Amount.  “Bonus Amount” means «Rate» of the greater of (i) the actual bonus amount earned by the Employee under the Company’s Amended and Restated Financial Performance Incentive Program for the fiscal year prior to the fiscal year in which the Termination Date occurs (ii) the actual bonus amount earned by the Employee under the Company’s Amended and Restated Financial Performance Incentive Program for the fiscal year in which the Termination Date occurs; or (iii) «Target_Bonus_Amount» of the Base Amount.

(d)     Board.  “Board” means the Board of Directors of the Company as from time to time constituted.

(e)     Cause.  “Cause” means with respect to the Employee any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any Company Entity, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(f)     Change of Control.  “Change of Control” means the occurrence of any of the following: events with respect to the Company:

(i)     any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50 percent) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)    any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of Company representing thirty percent (30) percent of Company’s then outstanding voting securities;

(iii)   a majority of the members of the  Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board serving immediately prior to such appointment or election; or

(iv)   any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. §1.409A-3(i)(5).

(g)    Company.  “Company” means Smart Balance, Inc., a corporation organized under the laws of the State of Delaware.

(h)    Company Entity.  “Company Entity” means any other entities that along with the Company is considered a single employer pursuant to Section 414(b) or (c) of the Code and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Section 1563(a) of the Code.  The term “Company Entity” shall also include any entity so designated by the Board for legitimate business reasons in which the Company holds a controlling interest under Treas. Reg. § 1.414(c)-2(b)(2)(i), determined by applying the phrase “at least 20%” in the place of the phrase “at least 80 percent” each place it appears in such Treasury Regulation or Section 1563(a) of the Code.

(i)     Disability.  “Disability” means the Employee’s inability to perform any material portion of his or her assigned duties and responsibilities, with or without accommodation, due to a mental or physical condition that is expected to last indefinitely.

(j)     Exempt Person.  “Exempt Person” means (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company in such capacity, (b) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (c) any Person beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, which holds as of the date hereof securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company’s outstanding securities.

(k)     Good Reason. “Good Reason” means any one or more of the following conditions, but only if (x) such condition was not consented to by the Employee in advance or subsequently ratified by the Employee in writing, (y) such condition remains in effect thirty (30) days after the Employee gives written notice to the Board of the Employee’s intention to terminate his or her employment for Good Reason, which notice specifically identifies such condition, and (z) the Employee gives the notice referred to in (y) above within ninety (90) days of the initial existence of such condition:

(i)     any material diminution of the Employee’s authority, duties or responsibilities;

(ii)     any material diminution in the authority, duties, or responsibilities of the officer to whom the Employee is required to report, including the requirement that the Employee report to a corporate officer or employee rather than reporting to the Board of Directors of the Company.

(iii)   a material diminution of the Employee’s base compensation;

(iv)   a material diminution in the budget over which the Employee retains authority;

(v)    a material change in the geographic location at which the Employee must perform the Employee’s duties and responsibilities; or

(vi)   any other action or inaction by the Company or Company Entity that constitutes a material breach of this Agreement or any other agreement pursuant to which the Employee provides services to the Company or a Company Entity.

In determining whether the Employee has grounds to terminate employment for Good Reason, the Employee’s assertion of the existence of Good Reason shall be assumed correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

(l)     Person.  “Person” means a "person" as used in Sections 3(a)(9) and 13(d) of the Exchange Act or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(m)   Separation From Service.  “Separation from Service” means the termination of the Employee’s employment with the Company and all Company Entities, provided that, notwithstanding such termination of the employment relationship between the Employee and the Company and all Company Entities, the Employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the Employee will perform (whether as an employee or independent contractor) for the Company and all Company Entities following such termination would be twenty percent (20%) or more of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and all Company Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service).  In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the Employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the Employee’s employment relationship.  A Separation from Service shall not be deemed to have occurred if the Employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Company Entity is provided either by statute or contract.

(n)    Specified Employee  “Specified Employee” means an employee of the Company or any Company Entity who is a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code and Treas. Reg. §1.409A-1(i).  If the Employee is a key Employee as of the applicable identification date, the Employee shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such identification date.  The applicable identification date for purposes of this Agreement shall be September 30 of each year.

(o)    Target Bonus Amount.  “Target Bonus Amount” means with respect to the Employee for the fiscal year during which the Employee’s employment terminated «Target_Bonus_Amount» of the greater of the Employee’s annual base salary (i) as in effect immediately prior to the Termination Date or (ii) at the highest rate in effect at any time during the ninety (90) day period immediately prior to the applicable Change in Control.

(p)    Termination Date.  For purposes of this Agreement, “Termination Date” shall mean (a) in the case of Employee’s death, Employee’s date of death, (b) in the case of Good Reason, the last day of Employee’s employment and, (c) in all other cases, the date specified in the Notice of Termination; provided, that if Employee’s employment is to be terminated by the Company due to Disability, such employment shall not be terminated if Employee returns to the full-time performance of his or her material duties prior to the date specified in the Notice of Termination.

3.           Termination of Employment.  If, during the term of this Agreement and within twenty-four (24) months following a Change of Control, Employee’s employment with the Company and all Company Entities terminates, and conditioned upon and subject to Employee’s execution of a release agreement referred to in Section 14 hereof, Employee shall be entitled to the following compensation and benefits following such termination:

(a)    If Employee’s employment with the Company and all Company Entities is terminated for Cause or by Employee other than for Good Reason, the Company shall pay to Employee only the Accrued Compensation.

(b)    If Employee’s employment with the Company and all Company Entities is terminated due to death or Disability, then the Company shall pay to Employee the Accrued Compensation, the Target Bonus Amount, and in the event that the Employee (or his beneficiary, if applicable) makes a timely election of COBRA continuation coverage for the Employee or his spouse or dependants under any group health plan provided by the Company, the Company shall either pay directly or reimburse Employee for the cost of all premiums for such coverage.

(c)    If Employee’s employment with the Company and all Company Entities shall be terminated for any reason other than as specified in Sections 3(a) and 3(b) hereof, Employee shall be entitled to the following:

 (i)     the Company shall pay Employee all Accrued Compensation;

 (ii)    the Company shall pay Employee as severance pay, in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to the sum of (A) the Base Amount and (B) the Bonus Amount; and

 (iii)   in the event that the Employee makes a timely election of COBRA continuation coverage for the Employee or his spouse or dependants under any group health plan provided by the Company, the Company shall either pay directly or reimburse Employee for the cost of all premiums for such coverage.

(d)    Employee’s rights under any Company sponsored employee benefit plan, program or arrangement or with respect to any equity based incentives awarded to Employee shall be determined in accordance with the applicable plan or other operative document.

(e)     Following the later of the Termination Date or the Separation from Service, all cash amounts payable under Section 3(a), 3(b) or Section 3(c) shall be paid in a single lump sum on the tenth (10th) day following the date that the Employee has duly executed the release agreement referred to in Section 14 hereof, provided that the Employee has not revoked such agreement (or, if the Employee is subject to the six month delay in Section 3(k) below, the date it provides); provided further that  if the Termination Date or Separation from Service, whichever is later, occurs after November 15th of any calendar year, the payments shall be made on the later of (i) the tenth (10th) day following the date that the Employee has duly executed the release agreement referred to in Section 14 hereof, provided that the Employee has not revoked such agreement or (ii) January 1st of the following calendar year. Reimbursement payments of COBRA continuation premiums under Sections 3(b) or 3(c)(iii) above shall be made in a lump sum within fifteen (15) days of the date such premiums are paid by the Employee and in all events prior to the end of the Employee’s taxable year following the taxable year in which such premiums were paid by the Employee.

(f)     The Company shall be authorized to withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

(g)     The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Employee in any subsequent employment.

(h)     The severance pay and other benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Employee may be entitled under any general Company severance or termination plan, program, practice or arrangement, but shall be in addition to any other payments or benefits to which the Employee may become entitled based on the occurrence of a Change in Control, including, without limitation, any bonus payable to the Employee under the Company’s Amended and Restated Financial Performance Incentive Program as in effect for the fiscal year in which the Change of Control occurs.

(i)     The Employee’s entitlement to any other benefits as a result of a termination of employment shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

(j) If the Company terminates the Employee’s employment with the Company and all Company Entities other than for Cause or as a result of Employee’s Disability during the one hundred and eighty (180) day period immediately preceding a Change of Control, Employee shall be entitled to the payments and benefits provided for in Section 3(c). Following the Separation from Service, all cash amounts payable under Section 3(c) shall be paid on the later of the Change of Control or the tenth (10th) day following the date that the Employee has duly executed the release agreement referred to in Section 14 hereof, provided that the Employee has not revoked such agreement (or, if the Employee is subject to the six month delay in Section 3(k) below, the date it provides); provided further that if the Change of Control or Separation from Service, whichever is later, occurs after November 15th of any calendar year, the payments shall be made on the later of (i) the tenth (10th) day following the date that the Employee has duly executed the release agreement referred to in Section 14 hereof, provided that the Employee has not revoked such agreement or (ii) January 1st of the following calendar year. COBRA premium reimbursements shall be made in accordance with Section 3(e), provided that any pre-Change of Control premiums paid by the Employee shall be reimbursed within fifteen (15) days of the occurrence of the Change in Control.

(k)     Notwithstanding any other Section of this Agreement, if the Employee is a Specified Employee at the time of Employee’s Separation from Service, payments or distribution of property to Employee provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Section 409A of the Code) shall be deferred until the six month anniversary of such Separation from Service and all such amounts that would have been paid during such period but for the deferral shall be paid, with interest at the prime rate as announced by Bank of America  plus 3%, immediately upon the six month anniversary of such Separation from Service to the extent required in order to comply with Section 409A of the Code and Treas. Reg. 1.409A-3(i)(2).

4.           Excess Parachute Payment Gross-Up.

(a)      If in the opinion of Tax Counsel (as defined in Section 4(c) below) the Employee will be subject to an excise tax under Section 4999 of the Code (“Excise Tax”) with respect to all or any portion of the payments to be made by the Company to the Employee following a termination of the Employee’s employment, under this Agreement or otherwise, then the following will apply:

(i)      If the aggregate present value of all payments which would be taken into account for purposes of determining the amount of the Excise Tax, if any, payable by the Employee under Code Section 4999 (“280G Payments”) is greater than the sum of 300% of the Employee’s “base amount” for purposes of Code Section 280G (“280G Base Amount”), plus $100,000, then the Company shall pay to the Employee within thirty (30) days after such determination (and in all events prior to March 15 of the year following the year of termination) an additional amount (the “Gross-Up Payment”).  The Gross-Up Payment shall be in such amount such that the net amount retained by the Employee, after deduction of any Excise Tax (but not federal, state or local income and employment taxes) on the 280G Payments and any Excise Tax and federal, state or local income and employment taxes on the Gross-Up Payment equals the 280G Payments.  For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal federal income tax rate and state and local income taxes at the highest marginal income tax rates in the state and locality where the Employee resides on the Termination Date.  In determining the Gross-Up Payment, the Employee’s deemed federal income tax liability shall be determined net of the maximum reduction in federal income taxes that could be obtained from the deduction of state and local income taxes.

(ii)     If the aggregate present value of all 280G payments is less than or equal to the sum of 300% of the Employee’s 280G Base Amount, plus $100,000, then the Company and the Employee agree that the amount of payments to be made by the Company to the Employee under this Agreement shall be reduced such that the present value of 280G Payments to be received by the Employee is reduced to 299.99% of the Employee’s Base Amount (“Scaled Back Amount”).

(b)    If there is a final determination, pursuant to a binding, irrevocable agreement between the Employee and the Internal Revenue Service or pursuant to a final, non-appealable order of a court of competent jurisdiction, that the amount of the Excise Tax payable by the Employee is greater than the Excise Tax amount used in computing the Gross-Up Payment, then the Company shall pay to the Employee within thirty (30) days of such determination (and in all events prior to the end of the calendar year following the calendar year in which Employee pays such additional Excise Tax amount) an additional payment (“Supplemental Gross-Up Payment”) in such amount so that the net amount retained by the Employee, after deduction of any Excise Tax (but not federal, state, and local income and employment taxes)on the 280G Payments and any Excise Tax and federal, state or local income and employment taxes on the Gross-Up Payment and Supplemental Gross-Up Payment equals the 280G Payments.  If under such final determination the amount of the Excise Tax ultimately payable by the Employee is less than the amount of Excise Tax used in computing the Gross-Up Amount, then the Employee shall refund to the Company such amount so that the net amount retained by the Employee, after deduction of any Excise Tax (but not federal, state and local income and employment taxes)on the 280G Payments  and any Excise Tax and federal, state or local income and employment taxes on the Gross-Up Payment, equals the 280G Payments.

(c) For purposes of this Section 4, within sixty (60) days after the Termination Date of the Employee within twenty-four (24) months of a Change of Control with respect to the Company (or, if an event other than termination of employment results in payment of parachute payments under Section 280G of the Code and it is reasonably possible that such parachute payments could result in an excise tax, with sixty (60) days after such other event), the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board, which sets forth (i) the 280G Base Amount; (ii) the aggregate present value of the payments in the nature of compensation to the Employee as prescribed in Section 280G(b)(2)(A)(ii) of the Code; and (iii) the amount and present value of any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. Such opinion shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by an independent accounting firm selected by the Compensation Committee of the Company’s Board in accordance with the principles of Section 280G of the Code and regulations thereunder, which determination shall be evidenced in a certificate of such firm addressed to the Company and the Employee.

5.           Successors; Binding Agreement.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.  The Company shall require (i) any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, and (ii) the parent entity, if any, of any such successors and assigns to guarantee the performance of any such successors and assigns hereunder.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Employee or Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.           Notice.  All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested.  Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section 6; (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6 and confirmation is received; or (c) if given by certified or registered mail, three (3) days after the mailing thereof.  Notices to the Employee shall be delivered to the last mailing address that the Employee has provided to the Company for purposes of receiving tax statements and other notices.  Notices to the Company shall be delivered as follows:

Smart Balance, Inc. 115 West Century Road Suite 260 Paramus, New Jersey 07625 Attn. General Counsel

Any party may change its address or other contact information for the purposes hereof by providing notice thereof to the other party in accordance with the foregoing provisions.

7.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices as provided in Section 3(h) in the event of  a Change of Control) and for which Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company (except for any severance or termination agreement).  Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

8.           No Implied Employment Rights.  The Employee hereby acknowledges and agrees that nothing in this Agreement shall be construed to imply that his or her employment is guaranteed for any period of time.  The Employee understands and agrees that his or her employment is, unless otherwise specified in a written agreement signed by the Employee and a duly authorized officer of the Company or a Company Entity, “at will,” which means that either the Company or a Company Entity or the Employee can terminate the employment relationship at any time, with or without advance notice, for any reason or no reason, and with or without cause.  The Employee acknowledges and agrees that the only way that his or her “at will” employment relationship, if applicable, can be altered is by a written agreement signed by the Employee and a duly authorized officer of the Company or a Company Entity.

9.           Settlement Of Claims.  Employee hereby agrees that, to the extent permitted by law, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be reduced by any amounts owed by the Employee to the Company including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee.

10.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

11.           Governing Law.  This Agreement has been negotiated and executed in the State of New Jersey and is to be performed in New Jersey.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws.  Any dispute, action, litigation, or other proceeding concerning this Agreement shall be instituted, maintained, heard, and decided in the State of New Jersey.

12.           Severability.  If any provision of this Agreement, or the application thereof in any circumstance, is or becomes illegal, invalid or unenforceable, such provision shall be deemed severable and the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the other provisions hereof.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any prior severance, change of control or similar agreements, understandings or arrangements previously entered into between the Company and the Employee.

14.           Severance and Release Agreement.  The Employee’s right to the severance payments under this Agreement shall be conditioned upon the Employee’s execution and delivery of a release agreement in a form attached hereto as Exhibit A.

15.           Remedies.  All rights, remedies, undertakings, obligations, options, covenants, conditions, and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other.

16.           Legal Fees.  The Company shall pay directly or reimburse the Employee for all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue under this Agreement relating to the termination of the Employee’s employment, in seeking in good faith to obtain or enforce any benefit or right under this Agreement or in any tax audit or proceeding to the extent related to issues regarding the application of Section 4999 of the Code.  Such payments or reimbursements shall be made within five (5) business days after receipt by the Company of the Employee’s written request for payment or reimbursement accompanied by such evidence of the amount of fees and expenses incurred as the Company may reasonably request.  For purposes of this Section 16, any dispute by the Employee shall be presumed to be in good faith unless the Company establishes by clear and convincing evidence that the dispute was not in good faith.

17.           Interpretation.  The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa.  The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the interpretation or construction of any of the provisions herein.

18.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.           Further Documents and Acts. Each of the parties hereto agrees to cooperate in good faith with the other and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement.

20.           Consultation with Counsel.  Employee acknowledges (a) that he or she has been given the opportunity to consult with counsel of his or her own choice concerning this Agreement, and (b) that he or she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based upon his or her own judgment with or without the advice of such counsel.

THE EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED BY THE COMPANY OF HIS OR HER RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OR HER OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, THE EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

SMART BALANCE, INC.

By:
«Signed_By»

«Name»